Exhibit 10-U

DONALDSON COMPANY, INC.
DEFERRED STOCK OPTION GAIN PLAN
(2008 Restatement)

As Amended and Restated Effective as of January 1, 2008

DONALDSON COMPANY, INC.
DEFERRED STOCK OPTION GAIN PLAN
(2008 Restatement)

TABLE OF CONTENTS

Page

SECTION 1.	HISTORY AND PURPOSE		1
	1.1.	History
	1.2.	Purpose
	1.3.	Relation to Master Stock Plans
SECTION 2.	DEFINITIONS		1
	2.1.	Account
	2.2.	Affiliate
	2.3.	Beneficiary
	2.4.	Board
	2.5.	Change of Control
	2.6.	Committee
	2.7.	Common Stock
	2.8.	Company
	2.9.	Deferral Election
	2.10.	Disability, Disabled
	2.11.	Effective Date
	2.12.	Eligible Employee
	2.13.	Exercise Date
	2.14.	Participant
	2.15.	Plan
	2.16.	Plan Year
	2.17.	Stock Units
	2.18.	Termination of Employment
	2.19.	Vested
SECTION 3.	ELIGIBILITY AND PARTICIPATION		4
	3.1.	Eligibility
	3.2.	Commencement of Participation
	3.3.	Termination of Participation
	3.4.	Overriding Exclusion
SECTION 4.	STOCK UNITS		4
	4.1.	Deferral Elections
	4.2.	Stock Units
	4.3.	Adjustment
	4.4.	Dividend Units
	4.5.	Vesting

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SECTION 5.	TIME AND MANNER OF PAYMENTS		6
	5.1.	Time of Payment
	5.2.	Manner of Payment
	5.3.	Changes in Time and Manner of Payment
	5.4.	Change of Control Distributions
	5.5.	Death Benefit
	5.6.	Beneficiary Designation
SECTION 6.	STOCK UNIT ACCOUNTS		8
	6.1.	Participant Accounts
	6.2.	Charges Against Accounts
SECTION 7.	FUNDING		9
	7.1.	Funding
	7.2.	Corporate Obligation
SECTION 8.	ADMINISTRATION		9
	8.1.	Authority
	8.2.	Liability
	8.3.	Procedures
	8.4.	Claim for Benefits
	8.5.	Claims Procedure
8.5.1. Original Claim
8.5.2. Claims Review Procedure
8.5.3. General Rules
	8.6.	Legal Fees
	8.7.	Errors in Computations
SECTION 9.	MISCELLANEOUS		12
	9.1.	Not an Employment Contract
	9.2.	Nontransferability
	9.3.	Tax Withholding
	9.4.	Expenses
	9.5.	Governing Law
	9.6.	Amendment and Termination
	9.7.	Rules of Interpretation

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DONALDSON COMPANY, INC.
DEFERRED STOCK OPTION GAIN PLAN
(2008 Restatement)

SECTION 1

HISTORY AND PURPOSE

1.1.         History. Since July 25, 1997, Donaldson Company, Inc. has maintained an unfunded, nonqualified deferred compensation for a select group of highly compensated employees, known as the “DONALDSON COMPANY, INC. DEFERRED STOCK OPTION GAIN PLAN”. The Plan, in its most current amended and restated form, is maintained under a document effective January 1, 2005 (the “Prior Plan Statement”). Effective as of January 1, 2008, Donaldson Company, Inc. hereby amends and restates the Plan in the manner hereinafter set forth to: (i) permanently discontinue future deferrals of stock option awards; and (ii) adopt miscellaneous changes necessary in order to comply with final Treasury regulations issued under section 409A of the Code.

1.2.         Purpose. The purposes of this Plan are to allow a select group of management and highly compensated employees of the Company to defer the receipt of income that would otherwise be subject to income tax upon exercise of stock options granted by the Company and to attract and retain certain executive employees of outstanding competence.

1.3         Relation to Master Stock Plans. All benefits provided by this Plan are subject to any applicable terms, conditions and restrictions required by the Donaldson Company, Inc. 2001 Master Stock Incentive Plan.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings, unless a different meaning is plainly required by the context. Any masculine terminology used in the Plan shall also include the feminine gender and the definition of any terms in the singular shall also include the plural.

2.1.         Account — the deferred compensation account established under this Plan for a Participant pursuant to Section 6.1.

2.2.         Affiliate — a business entity which is under “common control” with the Company or which is a member of an “affiliated service group” that includes the Company, as those terms are defined in section 414(b), (c) and (m) of the Code. A business entity shall also be treated as an Affiliate if, and to the extent that, such treatment is required by regulations under section 414(o) of the Code. In addition to said required treatment, the Committee may, in its discretion, designate as an Affiliate any business entity which is not such a “common control” or “affiliated service group” business entity but which is otherwise affiliated with the Company, subject to such limitations as the Committee may impose.

2.3.         Beneficiary — any person or entity validly designated by the Participant in accordance with Section 5 to receive the benefits, if any, payable from the Participant’s Account after the Participant’s death. Designated persons or entities shall not be considered Beneficiaries until the death of the Participant.

2.4.         Board — the Board of Directors of the Company.

2.5.         Change of Control — the occurrence of a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of the assets,” as defined under Treasury Regulation § 1.409A 3(i)(5), of the Affected Corporation. For this purpose, the “Affected Corporation” is the Participant’s employer, or any corporation (including the Company) in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending with the Participant’s employer. A “majority shareholder” is a shareholder owning more than 50 percent of the total fair market value and total voting power of such corporation.

2.6.         Committee — the Human Resources Committee of the Board of Directors of the Company.

2.7.         Common Stock — the common stock of the Company.

2.8.         Company — Donaldson Company, Inc. and, except in determining under Section 2.5 hereof whether or not any Change of Control has occurred, shall include any successor by merger, purchase or otherwise.

2.9.         Deferral Election — an election to defer the receipt of gain on an option to buy Common Stock made by an Eligible Employee in accordance with Section 4.1.

2.10.       Disability, Disabled — a physical or mental impairment which constitutes total and permanent disability and during which the Eligible Employee is not receiving any payments of an Early Retirement Pension or a Vested Benefit under the Donaldson Company, Inc. Salaried Employees’ Pension Plan (1997 Restatement) (as amended from time to time), and the Eligible Employee either:

(a)	is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company; or

(b)	is eligible to receive and is actually receiving (after the applicable waiting period) benefits under the federal Social Security Act as in effect at the time of the Disability.

Notwithstanding the foregoing, the terms Disability and Disabled shall at all times be interpreted in a manner so as not to violate section 409A of the Internal Revenue Code.

2.11.       Effective Date — July 25, 1997, the original effective date of the Plan. The amended and restated Plan document as set forth herein is effective as of January 1, 2008.

2.12.       Eligible Employee — an officer of the Company who is selected by the Committee as provided in Section 3.

2.13.       Exercise Date — the date on which an Eligible Employee exercises an option to purchase Common Stock that is subject to a Deferral Election; provided however, that such date shall not be deemed to occur prior to the date on which the Participant tenders mature shares of Common Stock in payment of the option exercise price, by attestation to the ownership of shares. For the purpose of this Plan, shares of Common Stock shall be considered mature if they have been held by the Participant for at least six months and have not been used to pay the exercise price for another stock option exercise during the six months prior to their tender.

2.14.       Participant — an Eligible Employee or a former Eligible Employee of the Company or its Affiliates who has any amount credited to his Account in this Plan.

2.15.       Plan — the Donaldson Company, Inc. Deferred Stock Option Gain Plan as set forth herein, and as the same may be amended from time to time.

2.16.       Plan Year — the twelve (12) consecutive month period ending on any December 31.

2.17.       Stock Units — the units credited to a Participant’s Account pursuant to Section 4.2.

2.18.       Termination of Employment — the separation from service (within the meaning of Treas. Regs. § 1.409A-1(h)) with the Company Controlled Group, voluntarily or involuntarily, for any reason other than Disability or death. Whether a separation from service has occurred is determined under section 409A of the Code and Treasury Regulation 1.409A-1(h) (i.e., whether the facts and circumstances indicate that the employer and the employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the employer if the employee has been providing services to the employer less than thirty-six (36) months)). Separation from service shall not be deemed to occur while the employee is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the employee retains a right to reemployment with any member of the Company Controlled Group under an applicable statute or by contract. For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the employee will return to perform services for any member of the Company Controlled Group. Notwithstanding the foregoing, a twenty-nine (29) month period of absence will be substituted for such six (6) month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than six (6) months and that causes the employee to be unable to perform the duties of his or her position of employment. For this purpose, the “Company Controlled Group” is the Participant’s employer and all persons with whom the employer would be considered a single employer under Code sections 414(b) and 414(c); provided that, in applying Code sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears therein, and in applying Treas. Regs. § 1.414(c)-2 for purposes of determining trades or businesses that are under common control for purposes of Code section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears therein.

2.19.       Vested — nonforfeitable.

SECTION 3

ELIGIBILITY AND PARTICIPATION

3.1.         Eligibility. Any officer of the Company who was affirmatively selected by the Committee as an Eligible Employee prior to January 1, 2008.

3.2.         Commencement of Participation. An Eligible Employee shall become a Participant in the Plan when the Eligible Employee is first credited with any amount pursuant to Section 4.

3.3.         Termination of Participation. A person shall cease to be a Participant as soon as all amounts credited to the Participant’s Account have been paid in full.

3.4.         Overriding Exclusion. Notwithstanding anything apparently to the contrary in this Plan Statement or in any written communication, summary, resolution or document or oral communication, no individual shall be a Participant in this Plan, develop benefits under this Plan or be entitled to receive benefits under this Plan (either for himself or herself or his or her survivors) unless such individual is a member of a select group of management or highly compensated employees (as that expression is used in ERISA). If a court of competent jurisdiction, any representative of the U.S. Department of Labor or any other governmental, regulatory or similar body makes any direct or indirect, formal or informal, determination that an individual is not a member of a select group of management or highly compensated employees (as that expression is used in ERISA), such individual shall not be (and shall not have ever been) a Participant in this Plan at any time. If any person not so defined has been erroneously treated as a Participant in this Plan, upon discovery of such error such person’s erroneous participation shall immediately terminate ab initio and upon demand such person shall be obligated to reimburse the Company for all amounts erroneously paid to him or her.

SECTION 4

STOCK UNITS

4.1.         Deferral Elections. Effective for options granted on or after January 1, 2008, deferral elections made with respect to stock options shall no longer be accepted. Timely deferral elections made with respect to options granted prior to January 1, 2008 under the Prior Plan Statement shall continue in full force and effect, subject to the following:

(b)	Deferral Elections are limited to options whose exercise price may be paid in shares of Common Stock, and shall obligate the Eligible Employee making the Deferral Election to pay the exercise price and any tax withholding required at the time of exercise by attestation to the ownership of shares of Common Stock that the Eligible Employee has owned for at least six months and that have not been used to exercise another option for at least six months.

(c)	Each Deferral Election shall specify the time and manner (in accordance with Sections 5.1 and 5.2) in which distribution of the portion of the Participant’s Account attributable to that Deferral Election shall be made.

(d)	Subject to permitted changes to the time and form of payment described in Sections 5.3, a Deferral Election shall be irrevocable once it has been filed with the Committee.

(e)	Nothing in this Plan shall be deemed to extend the period during which stock options may be exercised, or to otherwise alter the terms of any stock option; provided, however, that if the Participant has not exercised any option subject to a Deferral Election as of the time of payment specified in the Deferral Election, the option shall be deemed exercised as of the time of payment specified in the Deferral Election (which shall become the Exercise Date), and the Participant’s Account shall be credited with the appropriate number of Stock Units under Section 4.2, if any, immediately prior to payment of the Participant’s Account pursuant to Section 5. In no event shall the Participant’s Exercise Date occur after the time of payment specified in the Participant’s Deferral Election.

4.2.         Stock Units. As of each Exercise Date, a Participant’s Account shall be credited with the number of Stock Units equal to the difference between (a) and (b):

(a)	The number of shares of Common Stock obtained by exercise of the option being exercised; and

(b)	The number of shares of Common Stock required to pay both the exercise price of the option being exercised and any required tax withholding.

4.3.         Adjustment. In the event of any change in the outstanding shares of common stock of the Company by reason of any stock split or stock dividend in the form of a split, the Committee shall adjust the number of Stock Units in a Participant’s Account so that such number equals the number of Stock Units in the Account prior to the event, multiplied by a fraction, the denominator of which is the number of Stock Units in the Account prior to the event, and the numerator of which is the number of shares of Common Stock the Participant would have had after the event if the Participant had shares of Common Stock immediately prior to the event equal in number to the number of Stock Units in the Participant’s Account immediately prior to the event. In the event of any dividend (other than a stock dividend in the form of a split), recapitalization, merger, consolidation, spinoff, reorganization, combination or exchange of shares or other similar corporate change, then if the Committee, or the board of directors of a successor corporation, shall determine, in its sole discretion, that such change equitably requires an adjustment in the number of Stock Units then held in the Participant’s Account, such adjustment shall be made by the Committee or said board and shall be conclusive and binding for all purposes of the Plan.

4.4.         Dividend Units. The number of Stock Units in a Participant’s Account shall be automatically increased as of each Common Stock dividend payment date in an amount equal to the number of shares of Common Stock that could be purchased on such dividend payment date with the cash dividends that would be paid on a number of shares of Common Stock equal to the number of Stock Units in the Participant’s Account on the record date for such dividend.

4.5.         Vesting. The Accounts of all Participants shall be 100% Vested at all times.

SECTION 5

TIME AND MANNER OF PAYMENTS

5.1.         Time of Payment. Payment of a Participant’s Account under the Plan will commence as soon as administratively feasible after (but not later than December 31 of the Plan Year in which occurs, or if later, sixty (60) days following) the earliest of the following events:

(a)	the Participant’s death;

(b)	the Participant’s Disability;

(c)	date that is twenty four (24) months following the Participant’s Termination of Employment; or

(d)	a date of distribution selected by the Participant (at the time the Participant first becomes eligible to participate, on a form prescribed by the Committee), which may be:
(i)	a fixed, specified date (e.g., January 1, 2010); or
(ii)	a date that is a specified number of months after the Participant’s Termination of Employment (not to exceed twenty four (24) months); provided, however, that where payment under this paragraph (d)(ii) is made to any “specified employee” (as defined under section 409A of the Code) on account of Termination of Employment, such payment shall commence no earlier than a date that is six (6) months and one (1) day following a Termination of Employment (or upon the death of the employee, if earlier) if required to comply with section 409A of the Code.

5.2.         Manner of Payment. A Participant’s Account will be paid to the Participant in either a single lump-sum payment or in annual installments over a period of not more than twenty (20) years. The Participant must elect a manner of payment at the time the Participant elects his or her date of distribution pursuant to Section 5.1(d). Notwithstanding the foregoing, the following special rules shall apply:

(a)	in the case of the Participant’s death or Disability, payment shall be in a single lump sum;

(b)	if the Participant’s Account upon commencement of distribution under Section 5.1 is less then Ten Thousand Dollars ($10,000), payment shall be in a single lump sum; and

(c)	in the event no election was made by the Participant, payment shall be in a single lump sum.

Payment to the Participant shall be made, net of withholding taxes, exclusively in shares of Common Stock, one share for each Stock Unit distributed. For purposes of determining any tax withholding on a payment, the value of Common Stock will be the market price of such Common Stock as of the close of business on the day prior to the date as of which the payment is made.

5.3.         Changes in Time and Manner of Payment. Notwithstanding the foregoing, a Participant who is actively employed by the Company may make a new election that changes the time or form of payment selected pursuant to Section 5.1(d) and Section 5.2, subject to the following limitations:

(a)	Such election must be submitted to and accepted by the Committee at least twelve (12) months prior to the date a distribution to the Participant would otherwise have been made or commenced;

(b)	The election shall have no effect until at least twelve (12) months after the date on which the election is made;

(c)	The election may change the time when payment shall commence but only if the new date selected by the Participant for commencement shall be a date that is at least five (5) years from the prior date of distribution selected by the Participant;

(d)	The election may reduce or extend the number of installment payments (subject to the limitations in Section 5.2) so long as the initial installment is delayed at least five (5) years from the date distribution would have otherwise commenced; and

(e)	If the participant changes the time and/or form of payment under this Section 5.3, payment shall commence as soon as administratively feasible after (but not later than December 31 of the Plan Year in which occurs, or if later, sixty (60) days following) the earliest of the following events:
(i)	the Participant’s death;
(ii)	the Participant’s Disability; or
(iii)	the new date selected by the Participant for commencement.

5.4.         Change of Control Distributions. Notwithstanding any other provision of this Plan, in the event of a Change of Control, each Participant who incurs a Termination of Employment with the Company for any reason during the two (2) year period following such Change of Control shall receive within ten (10) business days after the date of termination a lump sum payment of the entire balance contained in the Participant’s Account; provided, however, that with respect to any Participant who separated from service before the date of a Change of Control, the balance of the Participant’s Account shall be paid at the time and in the manner as elected by the Participant under this Section 5 hereof (and shall not be commuted to a lump sum or otherwise accelerated by the Change of Control). Where payment under this Section 5.4 is made to any “specified employee” (as defined under section 409A of the Code) on account of Termination of Employment, such payment shall commence as of a date that is no earlier than six (6) months and one (1) day following a Termination of Employment (or upon the death of the employee, if earlier) if required to comply with section 409A of the Code.

5.5.         Death Benefit. In the event of a Participant’s death, the Company shall pay the amount of the Participant’s Account as of the date of death (as adjusted from time to time pursuant to Section 4.4) in a lump-sum to the Participant’s designated Beneficiary as soon as administratively feasible after the Participant’s death (but not later than December 31 of the Plan Year in which the Participant’s death occurs, or if later, sixty (60) days following such death). In the event no election was made by the Participant, payment shall be in a single lump-sum stock distribution (and cash for fractional shares).

5.6.         Beneficiary Designation. A Participant shall submit to the Company upon initial designation as an Eligible Employee in the Plan, and at such other times as the Participant desires, on a form provided by the Committee, a written designation of the beneficiary or beneficiaries to whom payment of the Participant’s Account under the Plan shall be made in the event of the Participant’s death. Beneficiary designations shall become effective only when received by the Company. Beneficiary designations first received by the Company after the Participant’s death, and any designations in effect at the time a valid subsequent designation is received by the Company, shall be invalid and have no effect. If a Participant has not designated a Beneficiary, or if no designated Beneficiary is living on the date of distribution, the Participant’s Account shall be distributed to those persons entitled to receive the Participant’s benefit under the Donaldson Company, Inc. Salaried Employees’ Pension Plan (1997 Restatement), as amended from time to time.

SECTION 6

STOCK UNIT ACCOUNTS

6.1.         Participant Accounts. The Committee shall cause a bookkeeping account to be kept in the name of each Participant which shall reflect the Stock Units credited to a Participant.

6.2.         Charges Against Accounts. There shall be charged against each Participant’s bookkeeping account any payments made to the Participant or the Participant’s Beneficiary in accordance with Section 5.

SECTION 7

FUNDING

7.1.         Funding. The Company and its Affiliates shall be responsible for paying all benefits due hereunder. For the purpose of facilitating the payment of benefits due hereunder, the Company may (but shall not be required to) establish and maintain a grantor trust pursuant to an Agreement between the Company and a trustee selected by the Company; provided, however, that any such grantor trust must be structured so that it does not result in any federal income tax consequences to any Participant until distributions under Section 5 are actually received. The Company may contribute to a grantor trust thereby created such amounts as it may from time to time determine.

7.2.         Corporate Obligation. Neither the officers nor any member of the Board of Directors of the Company or any of its Affiliates in any way secures or guarantees the payment of any benefit or amount which may become due and payable hereunder to or with respect to any Participant. Each Participant and other person entitled at anytime to payments hereunder shall look solely to the assets of the Company and its Affiliates for such payments as an unsecured, general creditor. Nothing herein shall be construed to give a Participant, Beneficiary or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or in which it may have any right, title or interest now or in the future. After benefits shall have been paid to or with respect to a Participant and such payment purports to cover in full the benefit hereunder, such former Participant or other person or persons, as the case may be, shall have no further right or interest in the other assets of the Company and its Affiliates in connection with this Plan.

SECTION 8

ADMINISTRATION

8.1.         Authority. The Plan shall be administered by the Committee, which shall have full discretionary power and authority to administer and interpret the Plan and to determine all factual and legal questions under the Plan, including but not limited to the entitlement of Participants and Beneficiaries, and the amount of their respective interests. Except where necessary to comply with applicable corporate or securities law, or applicable rules of the New York Stock Exchange (e.g., with respect to executive officers), the Committee may delegate or redelegate to one or more persons, jointly or severally, and whether or not such persons are members of the Committee or employees of the Company, such functions assigned to the Committee hereunder as it may from time to time deem advisable. Until withdrawn or redelegated by the Committee, all of the Committee’s delegable power and authority under this Section 8.1 shall be deemed delegated to the Company’s Vice President in charge of executive compensation, excluding only the power and authority to act in such a way as would materially increase the cost of the Plan.

8.2.         Liability. No member of the Committee and no director or member of the management of the Company or its Affiliates shall be liable to any persons for any actions taken under the Plan, or for any failure to effect any of the objective or purposes of the Plan, by reason of insolvency or otherwise.

8.3.         Procedures. The Committee may from time to time adopt such rules and procedures as it deems appropriate to assist in the administration of the Plan.

8.4.         Claim for Benefits. No employee or other person shall have any claim or right to payment of any amount hereunder until payment has been authorized and directed by the Committee.

8.5.         Claims Procedure. Until modified by the Committee, the claims procedure set forth in this Section 8.5 shall be the claims procedure for the resolution of disputes and disposition of claims arising under the Plan.

8.5.1.     Original Claim. Any employee, former employee, or Beneficiary of such employee or former employee may, if the employee, former employee or Beneficiary so desires, file with the Committee a written claim for benefits under the Plan. Within ninety (90) days after the filing of such a claim, the Committee shall notify the claimant in writing whether the claim is upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred eighty (180) days from the date the claim was filed) to reach a decision on the claim. If the claim is denied in whole or in part, the Committee shall state in writing:

(a)	the specific reasons for the denial,

(b)	the specific references to the pertinent provisions of this Plan on which the denial is based,

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and

(d)	explanation of the claims review procedure set forth in this Section.

8.5.2.     Claims Review Procedure. Within sixty (60) days after receipt of notice that the claim has been denied in whole or in part, the claimant may file with the Committee a written request for a review and may, in conjunction therewith, submit written issues and comments. Within sixty (60) days after the filing of such a request for review, the Committee shall notify the claimant in writing whether, upon review, the claim was upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred twenty days (120) from the date the request for review was filed) to reach a decision on the request for review.

8.5.3.     General Rules.

(a)	No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the claims procedure. The Committee may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the Committee upon request.

(b)	All decisions on original claims shall be made by the Committee and requests for a review of denied claims shall be made by the Committee.

(c)	The Committee may, in its discretion, hold one or more hearings on a claim or a request for a review of a denied claim.

(d)	Claimants may be represented by a lawyer or other representative at their own expense, but the Committee reserves the right to require the claimant to furnish written authorization. A claimant’s representative shall be entitled to copies of all notices given to the claimant.

(e)	The decision of the Committee on an original claim or on a request for a review of a denied claim shall be served on the claimant in writing. If a decision or notice is not received by a claimant within the time specified, the claim or request for a review of a denied claim shall be deemed to have been denied.

(f)	Prior to filing a claim or a request for a review of a denied claim, the claimant or the claimant’s representative shall have a reasonable opportunity to review a copy of this Plan Statement and all other pertinent documents in the possession of the Company and its Affiliates.

8.6.         Legal Fees. If the Company does not pay the benefits required under the terms of the Plan for reasons other than the insolvency of the Company, the Company agrees to reimburse any Participant for all legal fees incurred in enforcing his or her claim to benefits under the Plan. Notwithstanding the foregoing, to the extent required to comply with the provisions of section 409A of the Code, no reimbursement of expenses incurred by the Participant during any taxable year shall be made after the last day of the following taxable year.

8.7.         Errors in Computations. The Committee shall not be liable or responsible for any error in the computation of any benefit payable to or with respect to any Participant resulting from any misstatement of fact made by the Participant or by or on behalf of any Beneficiary to whom such benefit shall be payable, directly or indirectly, to the Committee, and used by the Committee in determining the benefit. The Committee shall not be obligated or required to increase the benefit payable to or with respect to such Participant which, on discovery of the misstatement, is found to be understated as a result of such misstatement of the Participant. However, the benefit of any Participant which is overstated by reason of any such misstatement or any other reason shall be reduced to the amount appropriate in view of the truth (and to recover any prior overpayment).

SECTION 9

MISCELLANEOUS

9.1.         Not an Employment Contract. This Plan is not and shall not be deemed to constitute a contract of employment between the Company and any employee or other person, nor shall anything herein contained be deemed to give any employee or other person any right to be retained in the Company’s employ or in any way limit or restrict the Company’s right or power to discharge any employee or other person at any time and to treat him without regard to the effect which such treatment might have upon the employee as a Participant in the Plan.

9.2.         Nontransferability. A Participant’s rights and interest under the Plan, including amounts payable, may not be assigned, alienated, pledged or transferred except, in the event of a Participant’s death to his Beneficiary. No benefit payable under this Plan shall be subject to attachment, garnishment, execution following judgment or other legal process before actual payment to the Participant or Beneficiary.

9.3.         Tax Withholding. The Company shall withhold the amount of any federal, state or local income tax or other tax required to be withheld by the Company under applicable law with respect to any amount payable under the Plan. Any cash payable in lieu of fractional shares shall be applied to the payment of tax withholding. The Participant shall not be liable for any tax withholding.

9.4.         Expenses. All expenses of administering the Plan shall be borne by the Company.

9.5.         Governing Law. Except to the extent that federal law or Delaware General Corporation law is controlling, the Plan shall be construed and enforced in accordance with and governed by the laws of the State of Minnesota.

9.6.         Amendment and Termination. The Company reserves the power to unilaterally amend this Plan at any time, either prospectively or retroactively or both by action of the Committee. The Committee may likewise terminate or curtail the benefits of this Plan both with regard to persons expecting to receive benefits in the future and persons already receiving benefits at the time of such action; provided, however, that the Committee may not amend or terminate the Plan with respect to benefits that have accrued and are vested pursuant to Section 4 in any manner that reduces the amount of such benefits or alters the effect of any Participant election previously filed with the Company. No modification of the terms of this Plan shall be effective unless it is in writing and signed on behalf of the Company by a person authorized to execute such writing. No oral representation concerning the interpretation or effect of this Plan shall be effective to amend the Plan. To the extent permissible under section 409A of the Code and related Treasury regulations and guidance, including but not limited to such guidance and regulations as may be issued after the effective date of this Plan, if there is a termination of the Plan, the Company shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay all benefits in a lump sum following such termination as soon as practicable subject to the limitations prescribed under section 409A of the Code and the regulations thereunder.

9.7.         Rules of Interpretation. The titles given to the various sections of this Plan are inserted for convenience of reference only and are not part of this Plan, and they shall not be considered in determining the purpose, meaning or intent of any provision hereof. This Plan shall be construed and this Plan shall be administered to create an unfunded plan providing deferred compensation to a select group of management or highly compensated employees so that it is exempt from the requirements of Parts 2, 3 and 4 of Title I of ERISA and qualifies for a form of simplified, alternative compliance with the reporting and disclosure requirements of Part 1 of Title I of ERISA.

Date:	DONALDSON COMPANY, INC.

By

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